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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1996
REGISTRATION NO. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CULBRO CORPORATION
(Exact name of registrant as specified in its charter)

       NEW YORK                                  13-0762310
   (State of other                            (I.R.S. Employer
     jurisdiction                            Identification No.)
 of incorporation or
    organization)

   387 PARK AVENUE
        SOUTH
  NEW YORK, NEW YORK                             10016-8899
     (Address of                                 (Zip Code)
      principal
  executive offices)

CULBRO CORPORATION 1991 STOCK PLAN, CULBRO CORPORATION 1992 STOCK PLAN, CULBRO CORPORATION 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, CULBRO CORPORATION 1996 STOCK PLAN, CULBRO CORPORATION 1996 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AND EMPLOYMENT AGREEMENT
(Full title of the Plan)

A. ROSS WOLLEN, ESQ.
GENERAL COUNSEL
CULBRO CORPORATION
387 PARK AVENUE SOUTH
NEW YORK, NEW YORK 10016-8899
(212) 561-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
FREDERICK M. DANZIGER, ESQ.

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LATHAM & WATKINS
885 THIRD AVENUE, SUITE 1000
NEW YORK, NEW YORK 10022
(212) 906-1200
                   CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered: Common Stock, $1 par value

Amount of Shares to be Registered(1): 52,803; 205,200; 42,000;
500,000; 25,000; 125,000

Proposed Maximum Offering
Price Per Share (2): (2); (2); (2); $62.88; $62.88; $4.00

Proposed Maximum Aggregate
Offering Price (2): $39,359,669

Amount of Registration Fee $13,572.30


(1) The Culbro Corporation 1991 Stock Plan (the "1991 Stock Plan"), the Culbro Corporation 1992 Stock Plan (the "1992 Stock Plan"), the Culbro Corporation 1992 Stock Option Plan for Non-employee Directors (the "1992 Directors Plan"), the Culbro Corporation 1996 Stock Plan (the "1996 Stock Plan"), the Culbro Corporation 1996 Stock Option Plan for Non-employee Directors (the "1996 Directors Plan") and the Employment Agreement, dated as of April 8, 1994, between the Registrant and Jay M. Green (the "Agreement" and, together with the 1991 Stock Plan, the 1992 Stock Plan, the 1992 Directors Plan, the 1996 Stock Plan and the 1996 Directors Plan, the "Plans") authorize the issuance in the aggregate of a maximum of 210,000, 300,000, 45,000, 500,000, 25,000 and 125,000 shares of Common Stock, respectively. Of such shares, 52,803, 205,200, 42,000, 500,000, 25,000 and 125,000,
     respectively, are being registered hereunder.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon (a) for the 52,803, the exercise price per share of $14.00 and $18.00 of 33,858 and 18,945 outstanding options, respectively, under the 1991 Stock Plan; (b) for the 205,200, the exercise price per share of $16.75, $17.00, $15.50, $12.25, $46.75, $51.43 and $59.38 of 30,900, 9,900, 74,000, 56,000, 18,000,
     1,200 and 15,200 outstanding options, respectively, under the 1992 Stock Plan; (c) for the 42,000, the exercise price per share of $16.69, $14.38 and $19.50 of 14,000, 14,000 and 14,000 outstanding options, respectively,

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under the 1992 Directors Plan; (d) for the 500,000 and 25,000
shares of Common Stock to be issued under the 1996 Stock Option Plan and the 1996 Directors Plan, respectively, $62.88, the average of the high and low prices for the Company's Common Stock reported on the composite tape for the New York Stock Exchange on April 12, 1996, and (e) for the remaining 125,000 shares, the exercise price per share ($4.00) of outstanding options under the Agreement.


                                     PART I
Item 1.   PLAN INFORMATION

          Not required to be filed with this Registration Statement.

Item 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

          Not required to be filed with this Registration Statement.


                                     PART II

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission by Culbro Corporation, a New York corporation (the "Company"), are incorporated as of their respective dates in this Registration Statement by reference:

     A. The Company's Annual Report on Form 10-K for the fiscal year ended December 2, 1995.
     B. All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 2, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration

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Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   DESCRIPTION OF SECURITIES

     The Company's Restated Articles of Incorporation, as amended, authorize the issuance of 11,000,000 shares of capital stock, comprised of 10,000,000 shares of common stock, par value $1 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $1 per share (the "Preferred Stock"). On March 31, 1996, 4,475,104 shares of Common Stock were issued and outstanding (excluding 118,185 shares of treasury stock). No Preferred Stock has been reserved for issuance or issued.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock then outstanding. The Common Stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

     The Board of Directors have the authority to issue Preferred Stock and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company does not presently intend to issue Preferred Stock.

     The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services, LLC. The Common Stock is listed on the New York Stock Exchange under the symbol "CUC."

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Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     A. Ross Wollen is the Senior Vice President, General Counsel and Secretary of the Company, holds options to purchase 50,503 shares of the Common Stock and owns 13,165 shares of the Common Stock.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 722 of the Business Corporation Law of New York permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations.

     Section 1 of Article VI of the Bylaws of the Company provides that "each person who is or was made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened to be brought in any court or administrative or legislative body or agency, including an action, suit or proceeding by or in the right of the Corporation or any of its subsidiaries, in each case to procure a judgment in its favor, and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which such person is serving or has served in any capacity at the request of the Corporation or any of its subsidiaries (hereinafter, a "proceeding"), by reason of the fact that he or a person of whom he is the legal representative, is or was a Director or officer of the Corporation or, to the extent permitted by law, any of its subsidiaries, or is or was serving at the request of the Corporation, or, to the extent permitted by law, any of its subsidiaries, as a director, officer, employee, fiduciary or agent of, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the Corporation against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation or any of its subsidiaries and shall inure to the benefit of his heirs, executors and administrators; provided, however, that no indemnification may be made to or on behalf of any such person, or shall inure to the benefit of his heirs, executors and

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administrators, if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the proceeding so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; and provided, further, however, that if (x) the New York Business Corporation Law is hereafter amended or interpreted, or (y) any other law, statute, treaty, rule, code, regulation, order or decree of any Federal, state or other governmental authority, agency, board, body, instrumentality or court (hereinafter, an "Applicable Law") is hereafter applied, interpreted or construed by any court, arbitrator or other judicial or quasijudicial tribunal, in either case so as to provide to such persons broader indemnification rights than would otherwise be permitted by this Article, then the indemnification rights of such persons and the obligations of the Corporation under this Article shall, without further action of the shareholders of the Corporation, be broadened to the fullest extent permitted by the New York Business Corporation Law, as so amended or interpreted, or such other Applicable Law, as so applied, interpreted or construed." The Bylaws further provide that "the right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of such expenses shall be made only upon delivery to the Corporation of (x) the written statement required by...this Article and (y) an undertaking, by or on behalf of the person entitled to such an advance by operation of this Article or otherwise, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Article or otherwise."

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS (Enumeration corresponds to Exhibit Table, Item 601, Regulation S-K. Items not enumerated are not applicable).

     4(a) Articles of Incorporation, as amended to date (Incorporated by reference to Exhibits to Form 10-K of the Company filed for the fiscal year 1984 -- (Exhibit 3(A)) and to the definitive proxy statement of Registrant, dated April 11, 1988, for its Annual Meeting of Shareholders held on May 12, 1988).

     4(b) Bylaws, as amended to date (Incorporated by reference to Exhibits to Form 10-K of the Company filed for the fiscal year

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          1984 -- (Exhibit 3(B)) and to the definitive proxy statement of
          Registrant, dated April 11, 1988, for its Annual Meeting of Shareholders held on May 12, 1988).

     4(c) Culbro Corporation 1991 Stock Plan (Incorporated herein by reference to the definitive proxy statement of Registrant, dated April 9, 1991, for its Annual Meeting of Shareholders held May 9, 1991).

     4(d) Culbro Corporation 1992 Stock Plan (Incorporated herein by reference to the definitive proxy statement of Registrant, dated March 3, 1993, for its Annual Meeting of Shareholders held April 8, 1993).

     4(e) Culbro Corporation 1992 Stock Option Plan for Non-employee Directors
          (Incorporated herein by reference to the definitive proxy statement of Registrant, dated March 3, 1993, for its Annual Meeting of Shareholders held April 8, 1993).

     4(f) Culbro Corporation 1996 Stock Plan (Incorporated herein by reference to the definitive proxy statement of Registrant, dated March 15, 1996, for its Annual Meeting of Shareholders held April 11, 1996).

     4(g) Culbro Corporation 1996 Stock Option Plan for Non-employee Directors
          (Incorporated herein by reference to the definitive proxy statement of Registrant, dated March 15, 1996, for its Annual Meeting of Shareholders held April 11, 1996).

     4(h) Employment Agreement, dated as of April 8, 1994, between the
          Registrant and Jay M. Green (Incorporated herein by reference to the definitive proxy statement of Registrant, dated March 14, 1994, for its Annual Meeting of Shareholders held April 7, 1994).

     5(a) Opinion of Counsel as to the legality of the Common Stock being registered.

     23(a)      Consent of Independent Accountants.

     23(b)      Consent of Counsel.  (Included in Exhibit 5(a)).

     24(a)      Power of Attorney.  (Included on signature page).

Item 9.   UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the

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          prospectus and furnished pursuant to and meeting the requirements of
          Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 19, 1996.

                              CULBRO CORPORATION



                              By:  /s/ A. ROSS WOLLEN
                                   A. Ross Wollen
                                   Senior Vice President, General
                                   Counsel and Secretary

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     Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURE                    TITLE                DATE SIGNED

 /s/ Bruce A. Barnet
 -------------------------        Director             April 19, 1996
   Bruce A. Barnet


   /s/ John L. Bernbach
   ----------------------         Director             April 19, 1996
   John L. Bernbach


  /s/ Edgar M. Cullman
  -----------------------         Chairman of the      April 19, 1996
   Edgar M. Cullman               Board of Directors



 /s/ Edgar M. Cullman, Jr.
  -------------------------       President and        April 19, 1996
   Edgar M. Cullman, Jr.          Director


  /s/ Frederick M. Danziger
 --------------------------       Director             April 19, 1996
   Frederick M. Danziger


  /s/ John L. Ernst
 -----------------------          Director             April 19, 1996
    John L. Ernst


  /s/ Thomas C. Israel
 -----------------------          Director             April 19, 1996
   Thomas C. Israel


  /s/ Dan W. Lufkin
 --------------------             Director             April 19, 1996
   Dan W. Lufkin


 /s/ Graham V. Sherren
 ---------------------            Director             April 19, 1996
  Graham V. Sherren


 /s/ Francis T. Vincent,  Jr.
 ----------------------------     Director             April 19, 1996
 Francis T. Vincent,  Jr.